Exhibit 99.2

The Preserve at Henderson Beach | Destin, FL

BRG

BLUEROCK Residential Growth REIT™

Q1 2020 EARNINGS SUPPLEMENT

Listed on the NYSE American: BRG

Novel Perimeter | Atlanta, GA

Bluerock Residential Growth REIT, Inc.

First Quarter 2020

Supplemental Financial Information

(Unaudited)

Table of Contents

First Quarter Earnings Release	3
Financial and Operating Highlights	17
Share and Unit Information	18
EBITDAre and Interest Information	19
Financial Statistics	20
Recent Acquisitions and Investments	21
Recent Dispositions	22
Investments in Unconsolidated Real Estate Joint Ventures, Notes and Accrued Interest Receivable from Related Parties, and Ground Lease	23
Portfolio Information	24
Renovation Table	26
Lease-up and Development Mezzanine/Preferred/Ground Lease Investments	27
Condensed Consolidated Balance Sheets	28
Consolidated Statements of Operations	29
Reconciliation of Funds from Operations (FFO) and Core Funds from Operations (CFFO)	30
Mortgages Payable Summary Information	31
Definitions of Non-GAAP Financial Measures	33

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur.  Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in these forward-looking statements due to numerous factors. Currently, one of the most significant factors is the potential adverse effect of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants, partners and employees, as well as the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants, partners and employees will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact (including governmental actions that may vary by jurisdiction, such as mandated business closing; stay-at-home orders; limits on group activity; and actions to protect residential tenants from eviction), and the direct and indirect economic effects of the pandemic and containment measures, including national and local employment rates and the corresponding impact on the Company’s tenants’ ability to pay their rent on time or at all, among others.  For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2020, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

For Immediate Release

Bluerock Residential Growth REIT Announces First Quarter 2020 Results

- Total Revenues Grew 9% YoY -

- Same Store Revenues Grew 3.1% YoY -

- Collected 97% of April and 92% of May Rents Including Payment Plans -

New York, NY (May 11, 2020) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (“the Company”), an owner of highly amenitized multifamily apartment communities, announced today its financial results for the quarter ended March 31, 2020.

First Quarter Highlights

-	Total revenues grew 9% to $56.2 million for the quarter from $51.5 million in the prior year period.

-	Net loss attributable to common stockholders for the first quarter of 2020 was ($0.70) per share, as compared to ($0.53) per share in the prior year period. Net loss attributable to common stockholders includes non-cash items, including depreciation and amortization expense, of $0.88 per share in the first quarter of 2020 compared to $0.74 per share for the prior year period.

-	Property Net Operating Income (“NOI”) grew 15% to $31.1 million, from $27.1 million in the prior year period.

-	Same store revenue and NOI increased 3.1% and 2.6% respectively, as compared to the prior year period.

-	Improved operating margins by 240 basis points year over year to 61.7%.

-	Core funds from operations attributable to common shares and units (“CFFO”) increased 13% to $7.1 million, from $6.3 million in the prior year period. CFFO per share was up 10% to $0.22 for the first quarter as compared to $0.20 in the prior year period.

-	Consolidated real estate investments, at cost, were approximately $2.2 billion.

-	Completed the following investments:

-	Two multifamily communities totaling 610 units for a total purchase price of $138 million.
-	Preferred equity and mezzanine loan investments totaling $14 million, including in two multifamily communities totaling 408 units in Savannah, Georgia and Pensacola, Florida, and additional fundings for seven multifamily developments.
-	Purchased land for a ground lease for $3 million and committed $20 million for the ground lease tenant’s multifamily development.

-	Completed the following dispositions:

-	Sold an asset underlying an unconsolidated joint venture and one operating property for an aggregate sales price of $112 million, for net proceeds of $42 million.
-	In April 2020, closed on sales of three properties for $160 million which were entered into pre-COVID-19.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

-	Completed 120 value-add unit upgrades during the quarter achieving an average 21.8% ROI.

-	Paid quarterly dividend of $0.1625 in cash per share of common stock, a 74% payout ratio on a CFFO basis.

-	Raised $57.4 million through its registered Series T Preferred Stock offering in the quarter.

Included later in this release are definitions of NOI, CFFO and other Non-GAAP financial measures and reconciliations of such measures to their most comparable financial measures as calculated and presented under GAAP.

COVID-19 Pandemic Update

The Company’s first quarter performance did not incur significant impact from the COVID-19 pandemic. The Company is closely monitoring COVID-19’s impact on its business, properties, tenants, partners and employees and the full impact of the COVID-19 pandemic on rental revenues and overall financial performance remains uncertain.

Health and Safety Protocols

Since the beginning of the COVID-19 pandemic, the Company executed on actions to prioritize the health and well-being of its tenants, business partners, service providers and employees, while striving to provide the highest quality living experience possible and facilitating virtual leasing.

•	All of the Company’s multifamily communities have remained open and are complying with federal, state and local shelter-in-place orders and remain accessible for our tenants, although non-essential amenity spaces such as club houses, pools and fitness centers, have been closed as required.

•	Implemented enhanced protocols for the sanitization of community common areas.

•	All communications, leasing efforts, and resident servicing remain fully functional primarily through direct appointments, digital and virtual means.

•	Leasing at all communities continues through the implementation of virtual tours and online leasing for prospective tenants.

•	Implemented working from home policies for BRG corporate employees.

Post-Quarter Operational Performance

•	As of May 9, 2020, the Company has collected 97% of April rents from its multifamily properties, including payment plans of 1%, and 92% of May rents, including payment plans of 2%.

•	Occupancy remains strong at 94.3% as of April 30, 2020.

Current Liquidity

Due to the uncertainties presented by the COVID-19 pandemic, the Company has taken a number of measures to increase its liquidity and believes it has sufficient liquidity through this uncertain period.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

•	The Company has approximately $117.9 million in cash and $51 million of capacity on its credit facilities as of May 8, 2020.

•	Over $22 million has been raised from the Company’s continuous Series T Preferred Stock offering since March 31, 2020.

“We are committed to the health, safety, and well-being of our employees, business partners, service providers and tenants. We thank our dedicated team that continues to ensure that our properties maintain their high standard of service in spite of the challenges from COVID-19,” said Ramin Kamfar, Company Chairman and CEO. “We are pleased with the strong operating results in the first quarter. We are encouraged by the rental collections in April and May which reflect the quality and stability of our investments in highly amenitized, live/work/play apartment communities in knowledge-based job economies; such as health care, technology, education, sciences and finance sectors, but recognize that we may face some challenges in the future due to the impact of COVID-19. We have taken steps to bolster our cash position to effectively navigate the current crisis and to ensure that we have the capital to continue executing on our investment strategy.”

First Quarter 2020 Financial Results

Net loss attributable to common stockholders for the first quarter of 2020 was $16.5 million, compared to $12.1 million in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $20.9 million or $0.88 per share in the first quarter of 2020 compared to $17.2 million or $0.74 per share for the prior year period.

CFFO for the first quarter of 2019 was $7.1 million, or $0.22 per diluted share, compared to $6.3 million, or $0.20 per diluted share, in the prior year period. CFFO adds back non-cash, non-operating expenses such as accretion on the Company’s Series B preferred stock. CFFO was primarily driven by growth in property NOI of $4.0 million, interest income of $0.1 million and preferred returns of $0.3 million. This was primarily offset by a year-over-year increase in interest expense of $0.4 million and preferred stock dividends of $3.2 million.

Total Portfolio Performance

$ In thousands, except average rental rates	1Q20	1Q19	Variance
Total Revenues (1)	$56,241	$51,466	9.3%
Property Operating Expenses	$19,299	$18,602	3.7%
NOI	$31,054	$27,088	14.6%
Operating Margin	61.7%	59.3%	240	bps
Occupancy Percentage	94.2%	93.9%	30	bps
Average Rental Rate	$1,331	$1,299	2.5%

(1) Including interest income from related parties

For the first quarter of 2020, property revenues increased by 10.2% compared to the same prior year period primarily attributable to the increased size of the portfolio. Total portfolio NOI was $31.1 million, an increase of $4.0 million, or 14.6%, compared to the same period in the prior year. Property operating expenses were up primarily due to the increased size of the portfolio.

Property NOI margins expanded by 240 basis points to 61.7% of revenue for the quarter, compared to 59.3% of revenue in the prior year quarter.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

Same Store Portfolio Performance

$ In thousands, except average rental rates	1Q20	1Q19	Variance
Revenues	$39,380	$38,213	3.1%
Property Operating Expenses	$15,470	$14,920	3.7%
NOI	$23,910	$23,293	2.6%
Operating Margin	60.7%	61.0%	(30	)bps
Occupancy Percentage	94.3%	94.3%	0	bps
Average Rental Rate	$1,348	$1,310	2.9%

The Company’s same store portfolio for the quarter ended March 31, 2020 included 27 properties. For the first quarter of 2020, same store NOI was $23.9 million, an increase of $0.6 million, or 2.6%, compared to the same period in the prior year. Same store property revenues grew by 3.1% compared to the same prior year period, primarily attributable to a 2.9% increase in average rental rates as twenty-five of the Company’s twenty-seven same store properties recognized rental rate increases during the period.

Same store expenses increased 3.7%, or $0.55 million, of which $0.5 million or 3.4% was due to non-controllable expenses. Real estate taxes increased $0.3 million from prior year due to municipality tax increases. In addition, insurance expenses increased $0.2 million due to industrywide multifamily price increases stemming from carrier losses over the past two years.

Renovation Activity

The Company completed 120 value-add unit upgrades during the first quarter achieving a 21.8% ROI. Since inception, within the existing portfolio, the Company has completed 2,765 value-add unit upgrades at an average cost of $5,811 per unit and achieved an average monthly rental rate increase of $114 per unit, equating to a 23.5% ROI on all unit upgrades leased as of March 31, 2020. The Company has identified approximately 4,611 remaining units within the existing portfolio for value-add upgrades with similar projected economics to the completed renovations. Due to the uncertainty surrounding the COVID-19 impact, the Company has temporarily suspended most interior renovations at this point, with the view that it will evaluate its renovation program at the market and property level as it has more visibility on the economic recovery. The Company has adjusted its forecasts and now expects to complete between 120 and 130 unit renovations in 2020.

Portfolio Activity

The Company completed the following investments:

-	Acquired a 100% interest in a 254-unit apartment community located in Phoenix, Arizona, known as Avenue 25. The total purchase price was $56 million, funded in part by a $37 million mortgage loan secured by the property.

-	Acquired a 100% interest in a 356-unit apartment community located in Cumming, Georgia, known as Falls at Forsyth. The total purchase price was $83 million, funded in part by the Company’s senior credit facility secured by the property.

-	Made additional preferred equity investments in the Strategic Portfolio totaling $8 million into two operating assets with 408-units called Georgetown Crossing and Park on the Square, located in Savannah, Georgia and Pensacola, Florida, respectively. Subsequent to quarter end, the Company made a $4 million preferred equity investment in The Commons located in Jacksonville, Florida, the last property in the portfolio.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

-	Funded $6 million under existing preferred and mezzanine loan commitments in seven investments.

-	Acquired land for $3 million and committed $20 million for the ground lease tenant’s multifamily development in Austin, Texas.

The Company completed the following activities:

-	Received $23 million of net proceeds from the sale of the Helios property and $20 million of proceeds from the sale of the Whetstone property.

-	Received a $21 million paydown on The Park at Chapel Hill mezzanine loan and an $8 million paydown on the Motif mezzanine loan.

-	Pre-COVID-19, entered into sales agreements for the sale of Ashton I & II, Enders Place at Baldwin Park and Marquis at TPC which closed in April 2020 for total sales prices of $160 million.

Balance Sheet

As of March 31, 2020, the Company had $94.2 million of unrestricted cash on its balance sheet, approximately $51.0 million available among its revolving and term credit facilities, and $1.6 billion of indebtedness outstanding.

During the first quarter, the Company raised gross proceeds of approximately $57.4 million through the issuance of 2.3 million shares of Series T Preferred Stock at $25.00 per share. The Series T Preferred Stock continuous offering offers 20,000,000 preferred shares in the primary offering, along with 12,000,000 preferred shares pursuant to a dividend reinvestment plan. The preferred shares are offered at $25.00 per share and pay cumulative monthly dividends at a 6.15% annual rate, along with an annual stock dividend of up to 0.2% for five years.

The Company redeemed 16,986 shares of Series B Preferred Stock representing a stated value of $17.0 million plus accrued and unpaid dividends by issuing 1,442,650 shares of Class A common stock at an average price of $11.79 per share.

The Company repurchased 1,028,293 shares of Class A common stock during the first quarter at an average price of $11.29 per share, for approximately $11.6 million under its $50.0 million share repurchase plan announced in December 2019.

The Company sold 166,873 shares of its Class A common stock at a weighted average price of $11.86 per share, for total proceeds of approximately $2.0 million under its Class A common stock ATM (“At-the-Market”) offering announced in September 2019.

Dividend

The Board of Directors authorized, and the Company declared, a quarterly cash dividend for the first quarter of 2020 equal to a quarterly rate of $0.1625 per share on its Class A and Class C common stock, payable to the stockholders of record as of March 25, 2020, and was paid on April 3, 2020. A portion of each dividend may constitute a return of capital for tax purposes.

The Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 8.250% Series A Cumulative Redeemable Preferred Stock for the first quarter of 2020, in the amount of $0.515625 per share. In addition, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.625% Series C Cumulative Redeemable Preferred Stock for the first quarter of 2020, in the amount of $0.4765625 per share. Further, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.125% Series D Cumulative Preferred Stock for the first quarter of 2020, in the amount of $0.4453125 per share. The dividends were payable to the stockholders of record on March 25, 2020, and were paid on April 3, 2020.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

On April 14, 2020, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B Preferred Stock, payable to the stockholders of record as of April 24, 2020, which was paid in cash on May 5, 2020. On May 9, 2020, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B Preferred Stock, payable to the stockholders of record as of May 22, 2020, and June 25, 2020, which will be paid in cash on June 5, 2020 and July 2, 2020, respectively.

On April 14, 2020, the Board of Directors authorized, and the Company declared a monthly dividend of $0.128125 per share of Series T Preferred Stock, prorated on the basis of the actual number of days in the applicable dividend period during which each share was outstanding.  Such pro-rated dividends were payable to the stockholders of record as of April 24, 2020, which was paid in cash on May 5, 2020.  On May 9, 2020, the Board of Directors authorized, and the Company declared a monthly dividend of $0.128125 per share of Series T Preferred Stock, prorated on the basis of the actual number of days in the applicable dividend period during which each share was outstanding.  Such pro-rated dividends are payable to the stockholders of record as of May 22, 2020, and June 25, 2020, which will be paid in cash on June 5, 2020 and July 2, 2020, respectively.

On May 9, 2020, the Board of Directors authorized, and the Company declared, a quarterly cash dividend for the second quarter of 2020 equal to a quarterly rate of $0.1625 per share on its Class A and Class C common stock, payable to the stockholders of record as of June 25, 2020, which will be paid on July 2, 2020. A portion of each dividend may constitute a return of capital for tax purposes.

On May 9, 2020, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 8.250% Series A Cumulative Redeemable Preferred Stock for the second quarter of 2020, in the amount of $0.515625 per share. In addition, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.625% Series C Cumulative Redeemable Preferred Stock for the second quarter of 2020, in the amount of $0.4765625 per share. Further, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.125% Series D Cumulative Preferred Stock for the second quarter of 2020, in the amount of $0.4453125 per share.  The dividends are payable to the stockholders of record as of June 25, 2020, which are payable on July 2, 2020.

2020 Guidance

While the Company’s first quarter 2020 operating results were in line with previously announced guidance, due to inherent uncertainty regarding the economic effects of the COVID-19 pandemic, the Company is withdrawing its full year 2020 guidance which was included in the Company’s February 13, 2020 earnings release.

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Monday, May 11, 2020 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until June 11, 2020 at http://services.choruscall.com/links/brg200511.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10142897.

The full text of this Earnings Release and additional Supplemental Information is available in the Investor Relations section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through value add improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in these forward-looking statements due to numerous factors. Currently, one of the most significant factors is the potential adverse effect of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants, partners and employees, as well as the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants, partners and employees will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact (including governmental actions that may vary by jurisdiction, such as mandated business closing; stay-at-home orders; limits on group activity; and actions to protect residential tenants from eviction), and the direct and indirect economic effects of the pandemic and containment measures, including national and local employment rates and the corresponding impact on the Company’s tenants’ ability to pay their rent on time or at all, among others. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2020, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

Portfolio Summary

The following is a summary of our operating real estate and mezzanine/preferred/ground lease investments as of March 31, 2020:

Consolidated Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)		% Occupied (3)
ARIUM Glenridge	Atlanta, GA	480	1990	90%	$1,270		94.6%
ARIUM Grandewood	Orlando, FL	306	2005	100%	1,427		94.8%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	100%	1,444		96.1%
ARIUM Metrowest	Orlando, FL	510	2001	100%	1,435		95.7%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,560		94.6%
Ashford Belmar	Lakewood, CO	512	1988 /1993	85%	1,661		92.2%
Ashton Reserve	Charlotte, NC	473	2015	100%	1,133		95.1%
Avenue 25	Phoenix, AZ	254	2013	100%	1,225		93.3%
Cade Boca Raton	Boca Raton, FL	90	2019	81%	2,703		95.6%
Chattahoochee Ridge	Atlanta, GA	358	1996	90%	1,366		93.0%
Citrus Tower	Orlando, FL	336	2006	97%	1,347		92.9%
Denim	Scottsdale, AZ	645	1979	100%	1,206		96.6%
Element	Las Vegas, NV	200	1995	100%	1,264		96.0%
Enders Place at Baldwin Park	Orlando, FL	220	2003	92%	1,807		92.7%
Falls at Forsyth	Cumming, GA	356	2019	100%	1,345		85.4%
Gulfshore Apartment Homes	Naples, FL	368	2016	100%	1,335		94.8%
James on South First	Austin, TX	250	2016	90%	1,334		94.8%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,239		93.6%
Marquis at TPC	San Antonio, TX	139	2008	90%	1,491		93.5%
Navigator Villas	Pasco, WA	176	2013	90%	1,092		93.8%
Outlook at Greystone	Birmingham, AL	300	2007	100%	1,033		93.0%
Park & Kingston	Charlotte, NC	168	2015	100%	1,337		95.2%
Pine Lakes Preserve	Port St. Lucie, FL	320	2003	100%	1,329		95.0%
Plantation Park	Lake Jackson, TX	238	2016	80%	1,344		91.2%
Providence Trail	Mount Juliet, TN	334	2007	100%	1,241		96.1%
Roswell City Walk	Roswell, GA	320	2015	98%	1,577		95.0%
Sands Parc	Daytona Beach, FL	264	2017	100%	1,390		93.2%
The Brodie	Austin, TX	324	2001	93%	1,325		96.6%
The District at Scottsdale	Scottsdale, AZ	332	2018	100%	2,191		68.1%
The Links at Plum Creek	Castle Rock, CO	264	2000	88%	1,438		94.3%
The Mills	Greenville, SC	304	2013	100%	1,059		91.8%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,447		96.2%
The Reserve at Palmer Ranch	Sarasota, FL	320	2016	100%	1,332		96.3%
The Sanctuary	Las Vegas, NV	320	1988	100%	1,021		95.6%
Veranda at Centerfield	Houston, TX	400	1999	93%	997		94.3%
Villages of Cypress Creek	Houston, TX	384	2001	80%	1,167		94.8%
Wesley Village	Charlotte, NC	301	2010	100%	1,361		94.4%
Consolidated Operating Properties Subtotal/Average		12,356			$1,331	(4)	94.3	%(4)

Mezzanine/Preferred/Ground Lease Investments	Location	Planned Number of Units	Pro Forma Average Rent
Alexan CityCentre	Houston, TX	340	$1,736	(2)
Alexan Southside Place	Houston, TX	270	1,722	(2)
Arlo	Charlotte, NC	286	1,507
Belmont Crossing	Smyrna, GA	192	791	(2)
Domain at The One Forty	Garland, TX	299	1,410	(2)
Georgetown Crossing	Savannah, GA	168	1,012	(2)
Mira Vista	Austin, TX	200	1,009	(2)
Motif	Fort Lauderdale, FL	385	2,352
North Creek Apartments	Leander, TX	259	1,358
Novel Perimeter	Atlanta, GA	320	1,749
Park on the Square	Pensacola, FL	240	1,103	(2)
Riverside Apartments	Austin, TX	222	1,408
Sierra Terrace	Atlanta, GA	135	1,182	(2)
Sierra Village	Atlanta, GA	154	1,066	(2)
The Park at Chapel Hill	Chapel Hill, NC	*	*
Thornton Flats	Austin, TX	104	1,493	(2)
Vickers Historic Roswell	Roswell, GA	79	3,176
Wayforth at Concord	Concord, NC	150	1,707
Zoey	Austin, TX	307	1,762
Mezzanine/Preferred/Ground Lease Investments Subtotal/Average		4,110	$1,545

Portfolio Properties Total/Average		16,466	$1,386	(4)

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average effective monthly rent per occupied unit for the three months ended March 31, 2020.

(3) Percent occupied is calculated as (i) the number of units occupied as of March 31, 2020, divided by (ii) total number of units, expressed as a percentage.

(4) Excludes The District at Scottsdale which is in lease-up.

* The development is in the planning phase; project specifications are in process.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

Consolidated Statement of Operations

For the Three Months Ended March 31, 2020 and 2019

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues
Rental and other property revenues	$50,353	$45,690
Interest income from related parties and ground leases	5,888	5,776
Total revenues	56,241	51,466
Expenses
Property operating	19,299	18,602
Property management fees	1,294	1,215
General and administrative	6,371	5,627
Acquisition and pursuit costs	1,269	58
Depreciation and amortization	20,921	17,230
Total expenses	49,154	42,732
Operating income	7,087	8,734
Other income (expense)
Other income	40	—
Preferred returns on unconsolidated real estate joint ventures	2,415	2,289
Gain on sale of real estate investments	253	—
Gain on sale of non-depreciable real estate investments	—	679
Interest expense, net	(14,916)	(16,067)
Total other expense	(12,208)	(13,099)
Net loss	(5,121)	(4,365)
Preferred stock dividends	(13,547)	(10,384)
Preferred stock accretion	(3,925)	(1,887)
Net loss attributable to noncontrolling interests
Operating partnership units	(5,822)	(4,051)
Partially owned properties	(278)	(492)
Net loss attributable to noncontrolling interests	(6,100)	(4,543)
Net loss attributable to common stockholders	$(16,493)	$(12,093)

Net loss per common share - Basic	$(0.70)	$(0.53)

Net loss per common share – Diluted	$(0.70)	$(0.53)

Weighted average basic common shares outstanding	24,087,811	23,123,616
Weighted average diluted common shares outstanding	24,087,811	23,123,616

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

Consolidated Balance Sheets

First Quarter 2020

(Unaudited and dollars in thousands except for share and per share amounts)

	March 31, 2020	December 31, 2019
ASSETS
Net Real Estate Investments
Land	$273,038	$268,244
Buildings and improvements	1,800,314	1,752,738
Furniture, fixtures and equipment	70,814	67,904
Total Gross Real Estate Investments	2,144,166	2,088,886
Accumulated depreciation	(147,601)	(141,566)
Total Net Operating Real Estate Investments	1,996,565	1,947,320
Operating real estate held for sale, net	76,413	—
Total Net Real Estate Investments	2,072,978	1,947,320
Cash and cash equivalents	94,180	31,683
Restricted cash	21,855	19,085
Notes and accrued interest receivable from related parties	166,169	193,781
Due from affiliates	2,015	4,077
Accounts receivable, prepaids and other assets	21,037	15,209
Preferred equity investments and investments in unconsolidated real estate joint ventures	103,372	126,444
In-place lease intangible assets, net	2,612	3,098
Non-real estate assets associated with operating real estate held for sale	399	—
Total Assets	$2,484,617	$2,340,697

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$1,399,422	$1,425,257
Mortgages payable associated with operating real estate held for sale	61,918	—
Revolving credit facilities	102,753	18,000
Accounts payable	1,740	1,488
Other accrued liabilities	28,708	27,499
Due to affiliates	1,006	790
Distributions payable	14,057	13,541
Liabilities associated with operating real estate held for sale	1,071	—
Total Liabilities	1,610,675	1,486,575
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized; 5,721,460 shares issued and outstanding as of March 31, 2020 and December 31, 2019	140,560	140,355
6.000% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 1,225,000 shares authorized; 519,338 and 536,695 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	467,043	480,921
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,323,750 shares issued and outstanding as of March 31, 2020 and December 31, 2019	56,876	56,797
6.150% Series T Redeemable Preferred Stock, liquidation preference $25.00 per share, 32,000,000 shares authorized; 2,314,512 and 17,400 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	52,153	388
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 197,900,000 shares authorized; no shares issued and outstanding	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,850,602 shares issued and outstanding as of March 31, 2020 and December 31, 2019	68,705	68,705
Common stock - Class A, $0.01 par value, 747,509,582 shares authorized; 24,015,484 and 23,422,557 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	240	234
Common stock - Class C, $0.01 par value, 76,603 shares authorized; 76,603 shares issued and outstanding as of March 31, 2020 and December 31, 2019	1	1
Additional paid-in-capital	318,802	311,683
Distributions in excess of cumulative earnings	(273,538)	(253,132)
Total Stockholders’ Equity	114,210	127,491
Noncontrolling Interests
Operating partnership units	14,946	19,331
Partially owned properties	28,154	28,839
Total Noncontrolling Interests	43,100	48,170
Total Equity	157,310	175,661
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$2,484,617	$2,340,697

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Core Funds from Operations

We believe that funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and core funds from operations (“CFFO) are important non-GAAP supplemental measures of operating performance for a REIT.

FFO attributable to common shares and units is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the NAREIT definition, as net income, computed in accordance with GAAP, excluding gains or losses on sales of depreciable real estate property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

CFFO makes certain adjustments to FFO, removing the effect of items that do not reflect ongoing property operations such as acquisition expenses, non-cash interest, unrealized gains and losses on derivatives, losses on extinguishment of debt and debt modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt), one-time weather-related costs, gain or losses on sales of non-depreciable real estate property, shareholder activism, stock compensation expense and preferred stock accretion. Commencing January 1, 2020, we did not deduct the accrued portion of the preferred income on our preferred equity investments from FFO to determine CFFO as the income is deemed fully collectible under the terms of the agreement. The amount totaled $0.4 million for the three months ended March 31, 2020. We believe that CFFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core recurring property operations. As a result, we believe that CFFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential.

Our calculation of CFFO differs from the methodology used for calculating CFFO by certain other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO and CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and CFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor CFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor CFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired nine operating properties and made seven property investments through preferred equity interests or mezzanine loans and sold nine operating properties subsequent to March 31, 2019. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

The table below reconciles our calculations of FFO and CFFO to net loss, the most directly comparable GAAP financial measure, for the three months ended March 31, 2020 and 2019 (in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2020	2019
Net loss attributable to common shares	$(16,493)	$(12,093)
Add back: Net loss attributable to operating partnership units	(5,822)	(4,051)
Net loss attributable to common shares and units	(22,315)	(16,144)
Common stockholders and operating partnership units pro-rata share of:
Real estate depreciation and amortization (1)	19,900	16,142
Gain on sale of real estate investments	(110)	—
FFO Attributable to Common Shares and Units	(2,525)	(2)
Common stockholders and operating partnership units pro-rata share of:
Acquisition and pursuit costs	1,269	58
Non-cash interest expense	845	775
Unrealized (gain) loss on derivatives	(26)	1,635
Non-real estate depreciation and amortization	120	86
Gain on sale of non-depreciable real estate investments	—	(679)
Shareholder activism	—	338
Non-recurring income	(40)	—
Non-cash preferred returns on unconsolidated real estate joint ventures	—	(212)
Non-cash equity compensation	3,547	2,391
Preferred stock accretion	3,925	1,887
CFFO Attributable to Common Shares and Units	$7,115	$6,277

Per Share and Unit Information:
FFO Attributable to Common Shares and Units - diluted	$(0.08)	$(0.00)
CFFO Attributable to Common Shares and Units - diluted	$0.22	$0.20

Weighted average common shares and units outstanding - diluted	32,668,294	30,885,006

(1) The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests for partially owned properties, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre")

NAREIT defines earnings before interest, taxes, depreciation and amortization for real estate ("EBITDAre") (September 2017 White Paper) as net income (loss), computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, and impairment write-downs of depreciated operating properties.

We consider EBITDAre to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and it is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.

EBITDAre and Adjusted EBITDAre are not recognized measurements under GAAP. Because not all companies use identical calculations, our presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.

Below is a reconciliation of net loss attributable to common stockholders to EBITDAre (unaudited and dollars in thousands).

	Three Months Ended
	March 31,
	2020	2019
Net loss attributable to common stockholders	$(16,493)	$(12,093)
Net loss income attributable to noncontrolling interests	(6,100)	(4,543)
Preferred stock dividends	13,547	10,384
Preferred stock accretion	3,925	1,887
Interest expense, net	14,916	16,067
Depreciation and amortization	20,876	17,144
Gain on sale of real estate investments	(253)	—
EBITDAre	$30,418	$28,846
Acquisition and pursuit costs	1,269	58
Non-real estate depreciation and amortization	120	86
Gain on sale of non-depreciable real estate investments	—	(679)
Shareholder activism	—	338
Non-cash equity compensation	3,547	2,391
Non-recurring income	(40)	—
Non-cash preferred returns on unconsolidated real estate joint ventures	—	(212)
Adjusted EBITDAre	$35,314	$30,828

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings Release

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis; NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as a supplemental measure of our financial performance.

The following table reflects net loss attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended
	March 31,
	2020	2019
Net loss attributable to common shares	$(16,493)	$(12,093)
Add back: Net loss attributable to operating partnership units	(5,822)	(4,051)
Net loss attributable to common shares and units	(22,315)	(16,144)
Add common stockholders and operating partnership units pro-rata share of:
Depreciation and amortization	19,900	16,142
Non-real estate depreciation and amortization	120	86
Non-cash interest expense	845	775
Unrealized (gain) loss on derivatives	(26)	1,635
Property management fees	1,232	1,148
Acquisition and pursuit costs	1,269	58
Corporate operating expenses	6,296	5,554
Preferred dividends	13,547	10,384
Preferred stock accretion	3,925	1,887
Less common stockholders and operating partnership units pro-rata share of:
Other income	40	—
Preferred returns on unconsolidated real estate joint ventures	2,574	2,289
Interest income from related parties and ground leases	5,888	5,776
Gain on sale of real estate investments	110	—
Gain on sale of non-depreciable real estate investments	—	679
Pro-rata share of properties’ income	16,181	12,781
Add:
Noncontrolling interest pro-rata share of partially owned property income	803	729
Total property income	16,984	13,510
Add:
Interest expense	14,070	13,578
Net operating income	31,054	27,088
Less:
Non-same store net operating income	7,144	3,795
Same store net operating income (1)	$23,910	$23,293

(1) Same store portfolio for the three months ended March 31, 2020 consists of 27 properties, which represent 9,291 units.

Contact

Investors:

(888) 558.1031
investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

#

Bluerock Residential Growth REIT, Inc.

Financial and Operating Highlights

For the Three Months Ended March 31, 2020

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
OPERATING INFORMATION	2020	2019	% Change
Total revenue	$56,241	$51,466	9.3%

Total assets	$2,484,617	$2,013,447	23.4%

Property NOI (1)	$31,054	$27,088	14.6%

Property NOI margins	61.7%	59.3%	4.0%

Net loss per common share - Diluted	$(0.70)	$(0.53)	-

CFFO attributable to common stockholders and unit holders per share (2)	$0.22	$0.20	10.0%

(1) See page 35 for the Company's definition of this non-GAAP measurement and reasons for using it.

(2) See page 33 for the Company's definition of this non-GAAP measurement and reasons for using it.

Bluerock Residential Growth REIT, Inc.

Share and Unit Information

First Quarter 2020

(Unaudited)

Weighted Average Common Stock and Units Outstanding for the quarter ended March 31, 2020
Class A Common Stock	24,011,208
Class C Common Stock	76,603
Weighted Average Common Stock Outstanding, Diluted	24,087,811
Warrants (1)	11,058
Restricted Stock Grants (2)	45,572
Weighted Average Common Stock Outstanding, Diluted	24,144,441
OP Units	6,384,467
LTIP Units	2,139,386
Weighted Average Common Stock and Total Units Outstanding, Diluted	32,668,294

Outstanding Common Stock and Units at March 31, 2020	33,887,580

Outstanding 8.250% Series A Cumulative Redeemable Preferred Stock at March 31, 2020	5,721,460

Outstanding 6.000% Series B Redeemable Preferred Stock at March 31, 2020	519,338

Outstanding 7.625% Series C Cumulative Redeemable Preferred Stock at March 31, 2020	2,323,750

Outstanding 7.125% Series D Cumulative Preferred Stock at March 31, 2020	2,850,602

Outstanding 6.150% Series T Redeemable Preferred Stock at March 31, 2020	2,314,512

(1) Potential dilution from warrants outstanding from issuance of Series B Preferred Stock offering that are potentially exercisable into 11,058 shares of common stock.

(2) Potential dilution from vesting of restricted stock grants issued to employees for 45,572 shares of common stock.

The following table reflects the impact of various LTIP Unit issuances, share repurchases, and other share/unit changes subsequent to December 31, 2019:

Share Type	Shares and units outstanding December 31, 2019	Class A ATM Offering	Class A common from Series B Company redemptions	Class A common from Series B holder redemptions	Class A Share Repurchase	LTIP Issuances	Other	Shares and units outstanding March 31, 2020	Ownership %
Class A Common Stock	23,422,557	166,873	1,334,501	108,149	(1,028,293)	-	11,697	24,015,484	70.86%
Class C Common Stock	76,603	-	-	-	-	-	-	76,603	0.23%
Total share equivalents	23,499,160	166,873	1,334,501	108,149	(1,028,293)	-	11,697	24,092,087	71.09%
OP Units	6,384,467	-	-	-	-	-	-	6,384,467	18.84%
LTIP Units	2,598,465	-	-	-	-	812,561	-	3,411,026	10.07%
Total noncontrolling interest	8,982,932	-	-	-	-	812,561	-	9,795,493	28.91%
Total shares, OP and LTIP Units	32,482,092	166,873	1,334,501	108,149	(1,028,293)	812,561	11,697	33,887,580	100.00%

Bluerock Residential Growth REIT, Inc.

EBITDAre and Interest Information

First Quarter 2020

(Unaudited and dollars in thousands)

Three Months Ended
March 31,
2020
Q1 EBITDAre Calculation
Net loss attributable to common stockholders	$(16,493)
Net loss attributable to noncontrolling interests	(6,100)
Preferred stock dividends	13,547
Preferred stock accretion	3,925
Interest expense, net	14,916
Depreciation and amortization	20,876
Gain on sale of real estate investments	(253)
EBITDAre (1)	$30,418
Acquisition and pursuit costs	1,269
Non-real estate depreciation and amortization	120
Non-cash equity compensation	3,547
Non-recurring income	(40)
Adjusted EBITDAre	$35,314

Modified Q1 EBITDAre Calculation (2)
Adjusted EBITDAre	$35,314
Adjustment	(37)
Modified Q1 EBITDAre	$35,277
Modified Q1 EBITDAre annualized	$141,108

Modified Q1 Interest Calculation (2)(3)
Interest expense	$14,070
Adjustment	466
Modified Q1 interest expense	$14,536
Modified Q1 interest expense annualized	$58,144

(1) See page 34 for a reconciliation of net income attributable to common stockholders to EBITDAre and the Company's definition of EBITDAre and reasons for using it.

(2) Adjustment to EBITDAre and interest expense represents the estimated impact over the full period of the following activity assuming the transactions had occurred on January 1, 2020: (i) acquisitions of Avenue 25 and Falls at Forsyth, (ii) acquisition of Zoey ground lease, (iii) sales of Helios and Whetstone Apartments, (iv) additional investments at Alexan CityCentre, Alexan Southside Place, Arlo, Domain at The One Forty, North Creek Apartments, Riverside Apartments, Strategic Portfolio, and Wayforth at Concord, and (v) paydowns at Motif and The Park at Chapel Hill. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts.

(3) Interest expense excludes non-cash interest expense.

Bluerock Residential Growth REIT, Inc.

Financial Statistics

First Quarter 2020

(Unaudited and dollars in thousands)

	Three Months Ended
	March 31,
	2020
Interest Coverage Ratio
Modified Q1 EBITDAre *	$35,277
Modified Q1 interest expense (4) *	14,536
Interest coverage ratio	2.43	x

Quarterly Fixed Charge Coverage Ratio
Modified Q1 interest expense (4) *	$14,536
Preferred stock dividends	13,547
Total fixed charges	$28,083
Modified Q1 EBITDAre *	35,277
Modified Q1 EBITDAre fixed charge coverage ratio	1.26	x

Net Debt / Modified EBITDAre Ratio
Total debt (1)	$1,572,430
Less: cash (3)	(116,035)
Net debt (total debt less cash)	$1,456,395
Modified Q1 EBITDAre (annualized)*	141,108
Net debt / modified EBITDAre ratio	10.32	x

Leverage as a Percentage of Assets
Total debt (1)	$1,572,430
Total undepreciated assets (2)	2,644,403
Total debt / total undepreciated assets	59.5%
Net debt / net undepreciated assets (less cash)	57.6%

Leverage as a Percentage of Enterprise Value
Total market cap (5)	$967,951
Total debt (1)	1,572,430
Total enterprise value	$2,540,381
Total debt / total enterprise value	61.9%
Net debt / total enterprise value	57.3%

(1) Total debt excludes amortization of fair market value adjustments of $3.0 million and deferred financing costs of $11.3 million.

(2) Total undepreciated assets is calculated as total assets plus accumulated depreciation on real estate assets.

(3) Cash includes cash, cash equivalents, and restricted cash.

(4) Interest expense excludes non-cash interest expense.

(5) Total market cap is calculated by using common shares, preferred shares, and equivalents (OP Units/LTIP Units) multiplied by the March 31, 2020 closing share prices.

* Adjustment to EBITDAre and interest expense represents the estimated impact over the full period of the following activity assuming the transactions had occurred on January 1, 2020: (i) acquisitions of Avenue 25 and Falls at Forsyth, (ii) acquisition of Zoey ground lease, (iii) sales of Helios and Whetstone Apartments, (iv) additional investments at Alexan CityCentre, Alexan Southside Place, Arlo, Domain at The One Forty, North Creek Apartments, Riverside Apartments, Strategic Portfolio, and Wayforth at Concord, and (v) paydowns at Motif and The Park at Chapel Hill. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts. See prior page for calculations.

Bluerock Residential Growth REIT, Inc.

Recent Acquisitions and Investments

(Unaudited)

Property	MSA	Date of Investment	Year Built/ Renovated (1)	Number of Units	Ownership Interest in Property	Purchase Price (in millions)	Average Rent (2)
Operating Properties
Avenue 25	Phoenix, AZ	1/23/2020	2013	254	100%	$55.6	$1,225
Falls at Forsyth	Atlanta, GA	3/06/2020	2019	356	100%	82.5	1,345
Total/Average				610		$138.1	$1,263

Property	MSA	Date of Investment	Year Built/ Renovated (1)	Number of Units	Investment Amount (in millions)	Average Rent (2)
Preferred Equity
Georgetown Crossing	Savannah, GA	3/20/2020	1994	168	$2.2	$1,012
Park on the Square	Pensacola, FL	3/20/2020	1999	240	5.8	1,103
Total Preferred Equity				408	8.0	1,065

Ground Lease
Zoey (3)	Austin, TX	3/04/2020	2022	307	3.1	1,762
Total Ground Lease				307	3.1	1,762

Total/Average				715	$11.1	$1,364

(1) All dates are for the year construction was completed or expects to be completed, or the date that a significant renovation has or will be completed.

(2) Represents the average effective monthly rent per occupied unit for the three months ended March 31, 2020. The average rent for the development project represents the average pro forma effective monthly rent per occupied unit for all expected units upon stabilization.

(3) Property is a development project. The Company acquired land and entered into a ground lease.

Bluerock Residential Growth REIT, Inc.

Recent Dispositions

(Unaudited and dollars in millions)

Property	Location	Date Sold	Number of Units	Sale Price	BRG Net Proceeds
Preferred Equity
Helios	Atlanta, GA	1/08/2020	282	$65.6	$22.7
Whetstone Apartments	Durham, NC	1/24/2020	204	46.5	19.6
Total			486	$112.1	$42.3

Bluerock Residential Growth REIT, Inc.

Investments in Unconsolidated Real Estate Joint Ventures, Notes and Accrued Interest Receivable from Related Parties, and Ground Lease

For the Three Months Ended March 31, 2020

(Unaudited and dollars in thousands)

Multifamily Community Name	Investment Balance as of January 1, 2020	Change	Investment Balance as of March 31, 2020	Return as of March 31, 2020	CFFO Earned for the Three Months Ended March 31, 2020
Preferred and Equity Investments
Operating – Stabilized
Alexan CityCentre	$12,788	$1,192	$13,980	17.7%	$591
Alexan Southside Place	24,866	630	25,496	5.0%	315
Mira Vista	5,250	-	5,250	10.1%	134
Strategic Portfolio	10,183	8,045	18,228	10.5%	297
Thornton Flats	4,600	-	4,600	9.0%	103
Total operating - stabilized	57,687	9,867	67,554		1,440

Lease-up
Wayforth at Concord	4,683	1,817	6,500	13.0%	193
Total lease-up	4,683	1,817	6,500		193

Development
North Creek Apartments	14,964	284	15,248	12.5%	476
Riverside Apartments	12,342	912	13,254	12.5%	409
Total development	27,306	1,196	28,502		885

Sold
Helios	23,663	(23,021)	642	-	(16	)(1)
Leigh House (2)	80	-	80	-	-
Whetstone Apartments	12,932	(12,932)	-	-	56
Total sold	36,675	(35,953)	722		40

Other	93	1	94	(3)	-
	$126,444	$(23,072)	$103,372		$2,558

Mezzanine Loans
Operating - Stabilized
Domain at The One Forty (3)	$23,430	$392	$23,822	5.5%	$322
Total operating - stabilized	23,430	392	23,822		322

Lease-up
Arlo (3)	27,605	996	28,601	15.0%	1,020
Motif (3)	75,436	(8,000)	67,436	12.9%	2,400
Novel Perimeter (3)	20,867	-	20,867	15.0%	770
Vickers Historic Roswell (3)	11,624	-	11,624	15.0%	429
Total lease-up	135,532	(7,004)	128,528		4,619

Development
The Park at Chapel Hill (4)	34,819	(21,000)	13,819	10.6%	935
Total development	34,819	(21,000)	13,819		935

	$193,781	$(27,612)	$166,169		$5,876

Ground Lease - Development (5)
Zoey	$-	3,157	3,157	-	$12
	$-	$3,157	$3,157		$12

(1) The property incurred an additional $143 of costs related to the sale of Helios.

(2) Represents remaining net assets in the joint venture after receipt of $14.2 million in proceeds for the preferred equity investment.

(3) The Company also holds an equity method investment with 0.5% common ownership.

(4) The investment includes a $5.0 million senior loan and a $8.5 million mezzanine loan.

(5) Ground lease investments are included in accounts receivable, prepaids and other assets.

Bluerock Residential Growth REIT, Inc.

Portfolio Information

First Quarter 2020

(Unaudited)

Multifamily Community Name	Location	Number of Units	Year Built/ Renovated (1)	Average Rent (2)		Revenue per Occupied Unit (3)		Average Occupancy
Consolidated Operating Properties:
ARIUM Glenridge	Atlanta, GA	480	1990	$1,270		$1,386		94.3%
ARIUM Grandewood	Orlando, FL	306	2005	1,427		1,560		94.8%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	1,444		1,603		95.6%
ARIUM Metrowest	Orlando, FL	510	2001	1,435		1,638		94.3%
ARIUM Westside	Atlanta, GA	336	2008	1,560		1,690		95.3%
Ashford Belmar	Lakewood, CO	512	1988/1993	1,661		1,854		91.8%
Ashton Reserve	Charlotte, NC	473	2015	1,133		1,282		95.5%
Avenue 25	Phoenix, AZ	254	2013	1,225		1,357		94.0%
Cade Boca Raton	Boca Raton, FL	90	2019	2,703		2,699		95.4%
Chattahoochee Ridge	Atlanta, GA	358	1996	1,366		1,456		90.7%
Citrus Tower	Orlando, FL	336	2006	1,347		1,509		92.6%
Denim	Scottsdale, AZ	645	1979	1,206		1,370		96.7%
Element	Las Vegas, NV	200	1995	1,264		1,488		94.2%
Enders Place at Baldwin Park	Orlando, FL	220	2003	1,807		1,906		95.1%
Falls at Forsyth	Cumming, GA	356	2019	1,345		1,389		85.1%
Gulfshore Apartment Homes	Naples, FL	368	2016	1,335		1,470		93.8%
James on South First	Austin, TX	250	2016	1,334		1,501		95.7%
Marquis at The Cascades	Tyler, TX	582	2009	1,239		1,324		93.8%
Marquis at TPC	San Antonio, TX	139	2008	1,491		1,652		94.1%
Navigator Villas	Pasco, WA	176	2013	1,092		1,277		95.0%
Outlook at Greystone	Birmingham, AL	300	2007	1,033		1,220		93.8%
Park & Kingston	Charlotte, NC	168	2015	1,337		1,398		96.4%
Pine Lakes Preserve	Port St. Lucie, FL	320	2003	1,329		1,476		96.6%
Plantation Park	Lake Jackson, TX	238	2016	1,344		1,473		90.5%
Providence Trail	Mount Juliet, TN	334	2007	1,241		1,379		93.7%
Roswell City Walk	Roswell, GA	320	2015	1,577		1,776		94.6%
Sands Parc	Daytona Beach, FL	264	2017	1,390		1,600		95.5%
The Brodie	Austin, TX	324	2001	1,325		1,492		94.6%
The District at Scottsdale	Scottsdale, AZ	332	2018	2,191		2,322		60.9%
The Links at Plum Creek	Castle Rock, CO	264	2000	1,438		1,584		92.8%
The Mills	Greenville, SC	304	2013	1,059		1,188		92.5%
The Preserve at Henderson Beach	Destin, FL	340	2009	1,447		1,605		95.3%
The Reserve at Palmer Ranch	Sarasota, FL	320	2016	1,332		1,461		95.9%
The Sanctuary	Las Vegas, NV	320	1988	1,021		1,158		92.6%
Veranda at Centerfield	Houston, TX	400	1999	997		1,098		94.4%
Villages of Cypress Creek	Houston, TX	384	2001	1,167		1,254		94.6%
Wesley Village	Charlotte, NC	301	2010	1,361		1,472		93.5%

Total Consolidated Operating Properties		12,356		$1,331	(5)	$1,474	(5)	94.2	%(5)

Mezzanine/Preferred/Ground Lease Investments:
Alexan CityCentre	Houston, TX	340		$1,736		$1,835		90.8%
Alexan Southside Place	Houston, TX	270		1,722		1,848		95.5%
Arlo	Charlotte, NC	286		1,507	(4)	N/A		N/A
Belmont Crossing	Smyrna, GA	192		791		867		91.1%
Domain at The One Forty	Garland, TX	299		1,410		1,563		89.3%
Georgetown Crossing	Savannah, GA	168		1,012		1,076		95.3%
Mira Vista	Austin, TX	200		1,009		1,112		96.3%
Motif	Fort Lauderdale, FL	385		2,352	(4)	N/A		N/A
North Creek Apartments	Leander, TX	259		1,358	(4)	N/A		N/A
Novel Perimeter	Atlanta, GA	320		1,749	(4)	N/A		N/A
Park on the Square	Pensacola, FL	240		1,103		1,237		95.1%
Riverside Apartments	Austin, TX	222		1,408	(4)	N/A		N/A
Sierra Terrace	Atlanta, GA	135		1,182		1,301		95.6%
Sierra Village	Atlanta, GA	154		1,066		1,117		95.5%
The Park at Chapel Hill	Chapel Hill, NC	*		*		N/A		N/A
Thornton Flats	Austin, TX	104		1,493		1,692		92.3%
Vickers Historic Roswell	Roswell, GA	79		3,176	(4)	N/A		N/A
Wayforth at Concord	Concord, NC	150		1,707	(4)	N/A		N/A
Zoey	Austin, TX	307		1,762	(4)	N/A		N/A

Total Mezzanine/Preferred/Ground Lease Investments		4,110		$1,545		$1,415		93.1%

Total Portfolio		16,466		$1,386	(5)	$1,465	(5)	94.0	%(5)

(1) Represents date of last significant renovation or year built if no renovations.

(2) Represents the average effective monthly rent per occupied unit for the three months ended March 31, 2020.

(3) Revenue per occupied unit is total revenue divided by average number of occupied units for the three months ended March 31, 2020.

(4) Represents the average pro forma effective monthly rent per occupied unit for all expected units upon stabilization.

(5) Excludes District at Scottsdale, which is in lease-up.

* The development is in the planning phase; project specifications are in process.

Bluerock Residential Growth REIT, Inc.

Renovation Table

As of March 31, 2020

(Unaudited)

Units and Investment
	2020			To Date
	Completed	Completed	Total Expected	Total	Unrenovated Units
	in 1Q	Year-to-date	Completions in 2020	Completed	Remaining
Number of Renovations	120	120	120 - 130	2,765	4,611
Renovation Cost per Unit	$8,520	$8,520	$6,000 - $7,000

Returns	Inception-to-date
	Cost	Monthly Rent	Return on
	per Unit	Premium	Investment
Weighted Average Returns to Date	$5,811	$114	23.5%

Bluerock Residential Growth REIT, Inc.

Lease-up and Development Mezzanine/Preferred/Ground Lease Investments

As of March 31, 2020

(Unaudited)

This table includes forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause results to vary from those projected. Please see the paragraph on forward-looking statements on page 2 of this document for a discussion of risks and uncertainties.

						Actual/Estimated Dates for
Multifamily Community Name	Actual/ Planned Number of Units	Total Actual/ Estimated Construction Cost (in millions)	Cost to Date (in millions)	Actual/ Estimated Construction Cost Per Unit	Total Available Financing (in millions)	Construction Start	Initial Occupancy	Construction Completion	Stabilized Operations (1)
Lease-up Investments
Vickers Historic Roswell (2)	79	$31.9	$30.3	$403,797	$22.0	2Q16	2Q18	3Q18	4Q20
Arlo (2)	286	60.0	58.6	209,790	43.0	4Q16	2Q18	1Q19	4Q20
Novel Perimeter (2)	320	71.0	68.3	221,875	44.7	4Q16	3Q18	1Q19	4Q20
Motif (2)	385	135.4	127.5	351,688	70.4	1Q18	1Q20	3Q20	2Q22
Wayforth at Concord (3)	150	33.5	15.3	223,333	22.3	4Q18	1Q20	3Q21	3Q21
Total lease-up units	1,220

Development Investments
North Creek Apartments (3)	259	44.0	26.7	169,884	23.6	4Q18	3Q20	4Q20	3Q21
Riverside Apartments (3)	222	37.9	16.4	170,721	20.2	2Q19	1Q21	2Q21	4Q21
Zoey	307	59.5	7.8	193,811	25.5	1Q20	1Q22	2Q22	1Q23
The Park at Chapel Hill (4)	-	-	-	-	-	-	-	-	-
Total development units	788

Total units	2,008

(1) We define stabilized occupancy as attainment of 90% physical occupancy.

(2) Represents a mezzanine loan investment. Arlo and Vickers Historic Roswell have an option to purchase indirect property interest upon maturity.

(3) Represents a preferred equity investment. North Creek Apartments, Riverside Apartments, and Wayforth at Concord have an option to purchase the property at stabilization.

(4) The development is in the planning phase; project specifications are in process.

Bluerock Residential Growth REIT, Inc.

Condensed Consolidated Balance Sheets

First Quarter 2020

(Unaudited and dollars in thousands except for share and per share data)

	March 31, 2020	December 31, 2019
ASSETS
Net Real Estate Investments
Land	$273,038	$268,244
Buildings and improvements	1,800,314	1,752,738
Furniture, fixtures and equipment	70,814	67,904
Total Gross Real Estate Investments	2,144,166	2,088,886
Accumulated depreciation	(147,601)	(141,566)
Total Net Operating Real Estate Investments	1,996,565	1,947,320
Operating real estate held for sale, net	76,413	—
Total Net Real Estate Investments	2,072,978	1,947,320
Cash and cash equivalents	94,180	31,683
Restricted cash	21,855	19,085
Notes and accrued interest receivable from related parties	166,169	193,781
Due from affiliates	2,015	4,077
Accounts receivable, prepaids and other assets	21,037	15,209
Preferred equity investments and investments in unconsolidated real estate joint ventures	103,372	126,444
In-place lease intangible assets, net	2,612	3,098
Non-real estate assets associated with operating real estate held for sale	399	—
Total Assets	$2,484,617	$2,340,697

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$1,399,422	$1,425,257
Mortgages payable associated with operating real estate held for sale	61,918	—
Revolving credit facilities	102,753	18,000
Accounts payable	1,740	1,488
Other accrued liabilities	28,708	27,499
Due to affiliates	1,006	790
Distributions payable	14,057	13,541
Liabilities associated with operating real estate held for sale	1,071	—
Total Liabilities	1,610,675	1,486,575
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized; 5,721,460 shares issued and outstanding as of March 31, 2020 and December 31, 2019	140,560	140,355
6.000% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 1,225,000 shares authorized; 519,338 and 536,695 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	467,043	480,921
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,323,750 shares issued and outstanding as of March 31, 2020 and December 31, 2019	56,876	56,797
6.150% Series T Redeemable Preferred Stock, liquidation preference $25.00 per share, 32,000,000 shares authorized; 2,314,512 and 17,400 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	52,153	388
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 197,900,000 shares authorized; no shares issued and outstanding	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,850,602 shares issued and outstanding as of March 31, 2020 and December 31, 2019	68,705	68,705
Common stock - Class A, $0.01 par value, 747,509,582 shares authorized; 24,015,484 and 23,422,557 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	240	234
Common stock - Class C, $0.01 par value, 76,603 shares authorized; 76,603 shares issued and outstanding as of March 31, 2020 and December 31, 2019	1	1
Additional paid-in-capital	318,802	311,683
Distributions in excess of cumulative earnings	(273,538)	(253,132)
Total Stockholders’ Equity	114,210	127,491
Noncontrolling Interests
Operating Partnership units	14,946	19,331
Partially owned properties	28,154	28,839
Total Noncontrolling Interests	43,100	48,170
Total Equity	157,310	175,661
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$2,484,617	$2,340,697

Bluerock Residential Growth REIT, Inc.

Consolidated Statements of Operations

For the Three Months Ended March 31, 2020 and 2019

(Dollars in thousands)

	Three Months Ended
	March 31,
	2020	2019
Revenues
Rental and other property revenues	$50,353	$45,690
Interest income from related parties and ground leases	5,888	5,776
Total revenues	56,241	51,466
Expenses
Property operating	19,299	18,602
Property management fees	1,294	1,215
General and administrative	6,371	5,627
Acquisition and pursuit costs	1,269	58
Depreciation and amortization	20,921	17,230
Total expenses	49,154	42,732
Operating income	7,087	8,734
Other income (expense)
Other income	40	—
Preferred returns on unconsolidated real estate joint ventures	2,415	2,289
Gain on sale of real estate investments	253	—
Gain on sale of non-depreciable real estate investments	—	679
Interest expense, net	(14,916)	(16,067)
Total other expense	(12,208)	(13,099)
Net loss	(5,121)	(4,365)
Preferred stock dividends	(13,547)	(10,384)
Preferred stock accretion	(3,925)	(1,887)
Net loss attributable to noncontrolling interests
Operating Partnership units	(5,822)	(4,051)
Partially owned properties	(278)	(492)
Net loss attributable to noncontrolling interests	(6,100)	(4,543)
Net loss attributable to common stockholders	$(16,493)	$(12,093)

Net loss per common share - Basic	$(0.70)	$(0.53)

Net loss per common share – Diluted	$(0.70)	$(0.53)

Weighted average basic common shares outstanding	24,087,811	23,123,616
Weighted average diluted common shares outstanding	24,087,811	23,123,616

Bluerock Residential Growth REIT, Inc.

Reconciliation of Funds from Operations (FFO) and Core FFO (CFFO) Attributable to Common Stockholders and Unit Holders

For the Three Months Ended March 31, 2020 and 2019

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2020	2019
Net loss attributable to common stockholders	$(16,493)	$(12,093)
Add back: Net loss attributable to Operating Partnership Units	(5,822)	(4,051)
Net loss attributable to common stockholders and unit holders	(22,315)	(16,144)
Common stockholders and Operating Partnership Units pro-rata share of:
Real estate depreciation and amortization (1)	19,900	16,142
Gain on sale of real estate investments	(110)	—
FFO Attributable to Common Stockholders and Unit Holders	(2,525)	(2)
Common stockholders and Operating Partnership Units pro-rata share of:
Acquisition and pursuit costs	1,269	58
Non-cash interest expense	845	775
Unrealized (gain) loss on derivatives	(26)	1,635
Non-real estate depreciation and amortization	120	86
Gain on sale of non-depreciable real estate investments	—	(679)
Shareholder activism	—	338
Non-recurring income	(40)	—
Non-cash preferred returns on unconsolidated real estate joint ventures	—	(212)
Non-cash equity compensation	3,547	2,391
Preferred stock accretion	3,925	1,887
CFFO Attributable to Common Stockholders and Unit Holders	$7,115	$6,277

Per Share and Unit Information:
FFO Attributable to Common Stockholders and Unit Holders - diluted	$(0.08)	$(0.00)
CFFO Attributable to Common Stockholders and Unit Holders - diluted	$0.22	$0.20

Weighted average common shares and units outstanding - diluted	32,668,294	30,885,006

(1)The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests for partially owned properties, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

____________________________________________________________________________________________________________

Bluerock Residential Growth REIT, Inc.

Mortgages Payable Summary Information

As of March 31, 2020

(Unaudited and dollars in thousands)

Property	Outstanding Principal	Interest Rate	Fixed/ Floating	Maturity Date
ARIUM Glenridge	$49,500	2.85%	L + 1.33% subject to Cap (1)	September 1, 2025
ARIUM Grandewood	39,385	3.63%	(2)	July 1, 2025
ARIUM Hunter’s Creek	71,856	3.65%	Fixed	November 1, 2024
ARIUM Metrowest	64,559	4.43%	Fixed	May 1, 2025
ARIUM Westside	52,150	3.68%	Fixed	August 1, 2023
Ashford Belmar	100,675	4.53%	Fixed	December 1, 2025
Avenue 25	36,566	4.18%	Fixed	July 1, 2027
Cade Boca Raton	23,500	3.09%	L + 1.50% subject to Cap (1)	January 1, 2025
Chattahoochee Ridge	45,338	3.25%	Fixed	December 5, 2024
Citrus Tower	41,151	4.07%	Fixed	October 1, 2024
Denim	91,634	3.32%	Fixed	August 1, 2029
Element	29,260	3.63%	Fixed	July 1, 2026
Enders Place at Baldwin Park (3)	23,212	4.30%	Fixed	November 1, 2022
Gulfshore Apartment Homes	46,345	3.26%	Fixed	September 1, 2029
James on South First	26,002	4.35%	Fixed	January 1, 2024
Marquis at The Cascades I	32,130	3.13%	L + 1.61% subject to Cap (1)	June 1, 2024
Marquis at The Cascades II	22,423	3.13%	L + 1.61% subject to Cap (1)	June 1, 2024
Navigator Villas	20,515	4.56%	Fixed	June 1, 2028
Outlook at Greystone	22,105	4.30%	Fixed	June 1, 2025
Park & Kingston	19,600	3.32%	Fixed	November 1, 2026
Pine Lakes Reserve	26,950	3.95%	Fixed	November 1, 2023
Plantation Park	26,625	4.64%	Fixed	July 1, 2028
Providence Trail	47,950	3.54%	Fixed	July 1, 2026
Roswell City Walk	50,764	3.63%	Fixed	December 1, 2026
The Brodie	34,037	3.71%	Fixed	December 1, 2023
The District at Scottsdale	82,200	2.05%	L + 1.25% (1)	December 11, 2020
The Links at Plum Creek	40,000	4.31%	Fixed	October 1, 2025
The Mills	25,669	4.21%	Fixed	January 1, 2025
The Preserve at Henderson Beach	48,490	3.26%	Fixed	September 1, 2029
The Reserve at Palmer Ranch	41,348	4.41%	Fixed	May 1, 2025
The Sanctuary	33,707	3.31%	Fixed	August 1, 2029
Veranda at Centerfield	26,100	2.83%	L + 1.25% subject to Cap (1)	July 26, 2023
Villages of Cypress Creek	26,200	3.23%	Fixed	October 1, 2022
Wesley Village	39,952	4.25%	Fixed	April 1, 2024
Total	1,407,898
Fair value adjustments	2,442
Deferred financing costs, net	(10,918)
Total continuing operations	$1,399,422
Held for sale
Ashton Reserve I (4)	$30,188	4.67%	Fixed	December 1, 2025
Ashton Reserve II (4)	15,213	3.02%	L + 1.50% subject to Cap (1)	August 1, 2025
Marquis at TPC (4)	16,378	3.13%	L + 1.61% subject to Cap (1)	June 1, 2024
Fair value adjustments	565
Deferred financing costs, net	(426)
Total held for sale	$61,918
Total	$1,461,340
Weighted Average Interest Rate	3.67%

(1) In March 2020, one month LIBOR in effect was 1.52%. LIBOR rate is subject to a LIBOR rate cap of 2.50% until at earliest July 1, 2021, except for Cade Boca Raton with a rate cap of 3.00%.

(2) The principal balance includes a $19.7 million advance at a fixed rate of 4.35% and a $19.7 million advance at a variable rate of 2.92% as of March 31, 2020.

(3) The principal balance includes a $15.8 million loan at a fixed rate of 3.97% and a $7.5 million supplemental loan at a fixed rate of 5.01%.

(4) The property was subsequently sold in April 2020.

____________________________________________________________________________________________________________

Bluerock Residential Growth REIT, Inc.

Mortgages Payable Summary Information Continued

As of March 31, 2020

(Unaudited and dollars in thousands)

Mortgages Payable Maturity Schedules

Year	Fixed Rate	Floating Rate	Total		% of Total
2020	$5,768	$83,395	$89,163	(1)	6.07%
2021	10,320	2,132	12,452		0.85%
2022	60,153	3,421	63,574		4.33%
2023	124,864	29,230	154,094		10.48%
2024	222,393	67,874	290,267		19.75%
Thereafter	759,063	101,064	860,127		58.52%
	$1,182,561	$287,116	$1,469,677		100.00%
Fair Value Adjustments	3,007	-	3,007
Subtotal	$1,185,568	$287,116	$1,472,684
Deferred Financing Costs, net	(9,078)	(2,266)	(11,344)
Total	$1,176,490	$284,850	$1,461,340

	Amounts	% of Total	Weighted Average Interest Rates	Weighted Average Maturities (years)
Continuing Operations
Secured Fixed Rate Debt	$1,154,815	81.9%	3.88%	5.9
Secured Floating Rate Debt (2)	255,525	18.1%	2.67%	3.3
Total/Average Secured Continuing Operations	$1,410,340	100.0%	3.67%	5.5

Held for Sale
Secured Fixed Rate Debt	$30,753	49.3%	4.67%	5.7
Secured Floating Rate Debt (2)	31,591	50.7%	3.07%	4.7
Total/Average Secured Held for Sale	$62,344	100.0%	3.86%	5.2

Total/Average	$1,472,684	100.0%	3.67%	5.5

(1) $82.2 million represents a loan in connection with The District at Scottsdale. The loan has a December 2020 maturity date and contains a six-month extension option, subject to certain conditions.

(2) $181.4 million or 63% of the floating rate debt is subject to a LIBOR rate cap of 2.50% until at earliest July 1, 2021. $23.5 million or 8% relates to the Cade Boca Raton loan, which has a rate cap of 3.00% through January 1, 2023. The remaining $82.2 million, or 29%, relates to the District at Scottsdale loan, which does not have a rate cap.

____________________________________________________________________________________________________________

Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Core Funds from Operations, Attributable to Common Stockholders and Unit Holders

We believe that funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and core funds from operations (“CFFO”) are important non-GAAP supplemental measures of operating performance for a REIT.

FFO attributable to common stockholders and unit holders is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the NAREIT definition, as net income, computed in accordance with GAAP, excluding gains or losses on sales of depreciable real estate property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

CFFO makes certain adjustments to FFO, removing the effect of items that do not reflect ongoing property operations such as acquisition expenses, non-cash interest expense, unrealized gains or losses on derivatives, losses on extinguishment of debt and debt modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt), one-time weather-related costs, gains or losses on sales of non-depreciable real estate property, shareholder activism, stock compensation expense and preferred stock accretion. Commencing January 1, 2020, we did not deduct the accrued portion of the preferred income on our preferred equity investments from FFO to determine CFFO as the income is deemed fully collectible. The amount totaled $0.4 million for the three months ended March 31, 2020. We believe that CFFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core recurring property operations. As a result, we believe that CFFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential.

Our calculation of CFFO differs from the methodology used for calculating CFFO by certain other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO and CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and CFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor CFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor CFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired nine operating properties and made seven property investments through preferred equity interests or mezzanine loans and sold nine operating properties subsequent to March 31, 2019. The results presented are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented.

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Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

(Unaudited and dollars in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre")

NAREIT defines earnings before interest, taxes, depreciation and amortization for real estate ("EBITDAre") (September 2017 White Paper) as net income, computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, and impairment write-downs of depreciated operating properties.

We consider EBITDAre to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and it is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.

EBITDAre and Adjusted EBITDAre are not recognized measurements under GAAP. Because not all companies use identical calculations, our presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.

The reconciliations of net loss attributable to common stockholders to EBITDAre and Adjusted EBITDAre are presented in the table below:

	Three Months Ended
	March 31,
	2020	2019
Net loss attributable to common stockholders	$(16,493)	$(12,093)
Net loss attributable to noncontrolling interests	(6,100)	(4,543)
Preferred stock dividends	13,547	10,384
Preferred stock accretion	3,925	1,887
Interest expense, net	14,916	16,067
Depreciation and amortization	20,876	17,144
Gain on sale of real estate investments	(253)	—
EBITDAre	$30,418	$28,846
Acquisition and pursuit costs	1,269	58
Non-real estate depreciation and amortization	120	86
Gain on sale of non-depreciable real estate investments	—	(679)
Shareholder activism	—	338
Non-cash equity compensation	3,547	2,391
Non-recurring income	(40)	—
Non-cash preferred returns on unconsolidated real estate joint ventures	—	(212)
Adjusted EBITDAre	$35,314	$30,828

Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

(Unaudited and dollars in thousands)

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis; NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as a supplemental measure of our financial performance.

We have acquired nine operating properties and made seven property investments through preferred equity interests or mezzanine loans and sold nine operating properties subsequent to March 31, 2019. Therefore, the results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

The following table reflects net loss attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented:

	Three Months Ended
	March 31,
	2020	2019
Net loss attributable to common stockholders	$(16,493)	$(12,093)
Add back: Net loss attributable to Operating Partnership Units	(5,822)	(4,051)
Net loss attributable to common stockholders and unit holders	(22,315)	(16,144)
Add common stockholders and Operating Partnership Units pro-rata share of:
Depreciation and amortization	19,900	16,142
Non-real estate depreciation and amortization	120	86
Non-cash interest expense	845	775
Unrealized (gain) loss on derivatives	(26)	1,635
Property management fees	1,232	1,148
Acquisition and pursuit costs	1,269	58
Corporate operating expenses	6,296	5,554
Preferred dividends	13,547	10,384
Preferred stock accretion	3,925	1,887
Less common stockholders and Operating Partnership Units pro-rata share of:
Other income	40	—
Preferred returns on unconsolidated real estate joint ventures	2,574	2,289
Interest income from related parties and ground leases	5,888	5,776
Gain on sale of real estate investments	110	—
Gain on sale of non-depreciable real estate investments	—	679
Pro-rata share of properties’ income	16,181	12,781
Add:
Noncontrolling interest pro-rata share of partially owned property income	803	729
Total property income	16,984	13,510
Add:
Interest expense	14,070	13,578
Net operating income	31,054	27,088
Less:
Non-same store net operating income	7,144	3,795
Same store net operating income (1)	$23,910	$23,293

(1) Same store portfolio for the three months ended March 31, 2020 consists of 27 properties, which represent 9,291 units.